Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION ANNOUNCES PLANS TO SEPARATELY SPIN-OFF COMMERCEHUB AND LIBERTY EXPEDIA HOLDINGS

Will Create Asset-Backed Stocks for CommerceHub and Liberty Expedia Holdings

Englewood, CO, November 12, 2015 — Liberty Interactive Corporation (“Liberty Interactive”) (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) today announced that its board has authorized management to pursue the spin-offs of two newly formed companies to be called CommerceHub, Inc. and Liberty Expedia Holdings, Inc. (“Expedia Holdings”) to holders of its Liberty Ventures Group stock (collectively, the “Spin-Offs”).

“We are pleased to announce our plan to separately spin-off CommerceHub and Expedia Holdings,” said Greg Maffei, President and CEO of Liberty Interactive. “We believe the Spin-Offs should unlock value for our Liberty Ventures shareholders in an efficient manner and increase focus on the remaining attributed assets of Liberty Ventures.”

CommerceHub, Inc. would be comprised of the CommerceHub business.  Frank Poore, the founder of CommerceHub, will continue in his role as CEO.  In the spin-off of CommerceHub, Inc., record holders of Series A and Series B Liberty Ventures common stock would receive shares of the corresponding series of CommerceHub, Inc. common stock for each share of Liberty Ventures common stock held.

Expedia Holdings would be comprised of, among other things, Liberty Interactive’s entire ownership interest in Expedia, Inc., as well as Liberty Interactive’s subsidiary Bodybuilding.com, LLC. In the spin-off of Expedia Holdings, record holders of Series A and Series B Liberty Ventures common stock would receive shares of the corresponding series of Expedia Holdings common stock for each share of the Liberty Ventures Group common stock held.

Liberty Interactive expects that the Expedia Holdings Series A and Series B common stock will trade under the symbols LEXEA/B, respectively, and that the CommerceHub, Inc. Series A and Series B common stock will trade under the symbols CHUBA/B, respectively, in each case, on the Nasdaq Stock Market.

The applicable record dates, distribution dates and distribution ratios for the Spin-Offs will be announced at a later date. Each of the Spin-Offs is intended to be tax-free to stockholders of Liberty Ventures and will be subject to various conditions including the receipt of an opinion of tax counsel.  Subject to the satisfaction of the applicable conditions, the completion of each of the Spin-Offs is expected to occur in the first half of 2016.

Following the completion of the Spin-Offs, the Liberty Ventures Group will be comprised of all of Liberty Interactive’s businesses and assets other than those attributed to the QVC Group, including its subsidiaries Evite, Inc. and LMC Right Start, Inc., its interests in FTD Companies, Inc., Lending Tree, Inc., Interval Leisure Group, Inc., Time Warner Inc. and Time Warner Cable Inc., various green energy investments, the exchangeable senior debentures currently attributed to the Liberty Ventures Group and Liberty Interactive’s commitment to purchase $2.4 billion of Liberty Broadband Corporation’s Series C common stock in connection with (and contingent upon) the closing of the proposed merger of Charter Communications, Inc. and Time Warner

Cable (subject to the exercise by Liberty Broadband of its right to reduce such commitment by up to 25%).

J.P. Morgan is acting as financial advisor to Liberty Interactive in connection with these transactions.

Liberty Interactive’s President and CEO, Greg Maffei will discuss this announcement at a previously scheduled Investor Meeting on Thursday, November, 12, 2015 with presentations beginning at 9:00 a.m. E.S.T.

The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Interactive Corporation website at http://www.libertyinteractive.com/events to register for the webcast. An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive’s subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation’s businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, Interval Leisure Group and FTD, its subsidiaries Bodybuilding.com, CommerceHub, LMC Right Start and Evite, and minority interests in Time Warner, Time Warner Cable and Lending Tree.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the proposed Spin-Offs and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of conditions to each of the proposed Spin-Offs. These forward looking statements speak only as of the date of this press release, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive ‘s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive’s business which may affect the statements made in this press release.

Liberty Interactive Corporation

Courtnee Chun Ulrich (720) 875-5420